RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (the “Rescission Agreement”) is made and entered into this 6th day of June 2011, by and between Nine Mile Software, Inc., a Nevada corporation (hereinafter the “Company”); and EBE, LLC, a Delaware Limited Liability Company (hereinafter the “Investor”).

WHEREAS, on April 19, 2011, pursuant to that certain Securities Purchase Agreement, a copy of which is annexed hereto as Attachment No. 1 and, by this reference, made a part hereof (the “SPA”), Investor purchased from the Company 2,000,000 shares of the Company’s common stock for the cash consideration of $131,319.00; and

WHEREAS, the parties hereto now desire to rescind the SPA and revoke the terms and conditions set forth therein and transfer and return to their prior beneficial owners all assets and property that may have been transferred pursuant to the terms of the SPA.

NOW, THEREFORE, in consideration of the mutual representations and covenants herein contained, the parties hereby agree as follows:

1.           The Company and Investor hereby agree that the SPA will be rescinded and deemed null and void, effective immediately, and that all terms, conditions, covenants, representations and warranties contained in said SPA will terminate immediately and will be deemed null and void and of no further effect whatsoever.

2.           The Company and Investor agree that upon executing this Rescission Agreement, Investor will immediately surrender to the Company stock certificates representing the 2,000,000 shares of the Company’s common stock acquired by Investor pursuant to the SPA (“the “Nine Mile Shares”).  Investor agrees to deliver all certificates representing the Nine Mile Shares to Leonard E. Neilson, Attorney at Law (“Escrow Agent”), to be held in Escrow pursuant to the terms and conditions set forth in that certain Escrow Agreement to be executed contemporaneously with this Rescission Agreement (the “Escrow Agreement”), a copy of which is annexed hereto as Attachment No. 2 and, by this reference, made a part hereof.  All stock certificates representing the Nine Mile Shares must have attached an appropriate stock power, duly endorsed with Medallion Guarantee, so as to make the certificates fully negotiable.  Upon fulfillment of the terms and conditions of this Rescission Agreement and the Escrow Agreement, the certificates representing the Nine Mile Shares are to be delivered to the Company for cancellation.  Upon fulfillment of the terms of this Rescission Agreement and the Escrow Agreement and delivery of the Nine Mile Shares to the Company for cancellation, Investor will relinquish and forever waive any ownership claim or right to the Nine Mile Shares that were issued to Investor pursuant to the terms of the SPA.

3.           In consideration for the return to the Company by Investor of the Nine Mile Share, the Company agrees that it will immediately cause to deposited with the Escrow Agent $75,000.00, a promissory note and settlement agreement payable to EBE in the amount of $25,000.00, and 725,000 shares of common stock of Profire Energy, Inc., a Nevada corporation (the “Profire Shares”) to be held as collateral for the promissory note and settlement agreement and as per the terms of the Escrow Agreement.  At the Effective Time of the Escrow Agreement, that is when all of the cash, Nine Mile Shares, Note and Profire Shares have been deposited with Escrow Agent, the Escrow Agent will deliver to EBE the cash amount of $75,000.00.  At or prior to the Termination Date of the Escrow Agreement, which shall be 60 days from the Effective Date, the consideration to EBE for the return of the Nine Mile Shares may be satisfied in one of following three ways:

(a)
If the cash sum of $25,000.00 is delivered to the Escrow Agent in satisfaction of the Note, the Escrow Agent will deliver to EBE the $25,000.00, and 500,000 shares of the Profire Shares, duly endorsed so as to make EBE the beneficial owner of such securities, which shall be considered as payment and satisfaction of the Note, and the remaining balance of 225,000 shares of the Profire Shares will be returned to the Makers of the Note; or

(b)           If the cash sum of $75,000.00, is delivered to the Escrow Agent in satisfaction of the Note and other consideration, the Escrow Agent will deliver to EBE the $75,000.00, which shall be considered as payment and satisfaction of the Note, and Escrow Agent will promptly thereafter return all of the Profire Shares to the Makers of the Note; or

(c)           If, at the Termination Date of the Escrow Agreement neither (i) or (ii) above have been satisfactorily performed, then Escrow Agent shall immediately deliver to EBE all of the Profire Shares, duly endorsed so as to make EBE the beneficial owner of such securities.

4.           The parties to this Rescission Agreement hereby agree that upon satisfaction of the terms set forth herein and in the Escrow Agreement, the Nine Mile Shares will be returned to the Company for cancellation and the Company will cause the consideration set forth in paragraph 3 above to be delivered to EBE.

5.           EBE represents and warrants that it has full right and title to the Nine Mile Shares and that the shares have not been encumbered in any manner.

6.           Contemporaneous with the execution of this Rescission Agreement, the Company’s sole Director, Jason Weilert, will appoint Damon Deru as a new director of the Company, and immediately thereafter Jason Weilert will tender his written resignations as a directors and/or executive officers of the Company.

7.           The parties hereto shall bear their respective costs and expenses associated with the SPA and this Rescission Agreement.

8.           The parties hereto agree to cooperate and use their best efforts in taking all necessary and requisite actions to execute and effectuate this Rescission Agreement and any other related documents in order to accomplish the transaction contemplated hereby.

9.           This Rescission Agreement shall be governed by the laws of the State of Nevada without giving effect to the principles of conflicts of law.

10.           This Rescission Agreement may be executed in one or more counterparts, each of which will be deemed an original and together will constitute one document.  The delivery by facsimile, e-mail or other electronic medium of an executed counterpart of this Rescission Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Rescission Agreement in a manner legally binding upon them as of the date first written above.

“Company”
Nine Mile Software, Inc.

By:	_____________________________
Its:

“EBE”
EBE, LLC

By:	_____________________________
Its: